EXHIBIT 23.8

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media International, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-116652, 333-116777, 333-116788, 333-116789 and 333-116790) of Liberty Media International, Inc. of our report dated April 16, 2005, with respect to the consolidated balance sheet of Fox Pan American Sports, LLC and its subsidiary as of December 31, 2004, and the related consolidated statements of operations, changes in members’ (deficit) equity, and cash flows for the year then ended, which report appears in the December 31, 2004 annual report on Form 10-K/A (Amendment No. 4) of Liberty Media International, Inc.

KPMG LLP

Miami, Florida
May 1, 2005